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                                                                EXHIBIT 99.1

                                  PRESS RELEASE

                 UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. ANNOUNCES
                             SECOND QUARTER RESULTS

August 14, 2003 - Universal Automotive Industries, Inc. (NASDAQ: UVSL and UVSLW) today announced that sales for the second quarter of 2003 decreased 12.66% to $17.8 million as compared to the second quarter of 2002 sales of $20.4 million. For the six months ended June 30, 2003, sales were $32.9 million, a 13.69% decrease over the comparable 2003 period. Decreased sales were a result of a disruption in the supply chain for products imported from China, coupled with a general slow-down in economic activity, partially offset by increases in commodity sales of non-brake products.

Net income for the quarter ended June 30, 2003 was $15,000 compared to net income of $517,000 ($0.06 per primary share) for the same period in 2002.

Year to date net loss was $959,000 ($0.12 per primary share) as compared to income of $669,000 ($0.08 per primary share) for the comparable period in 2002. The decreased profitability is attributed to reduced margins on lower sales and under absorption of manufacturing costs, due to reduced production levels offset by lower selling, general and administrative expense and reduced interest expense.

According to Arvin Scott, President and CEO:

The second quarter results were disappointing primarily due to supply chain challenges associated with brake drums and rotors manufactured in China. The brake drum and rotor product category accounts for an estimated 63% of our revenues. Revenues in this category were down 31% versus the same period last year. The primary cause for sales decrease was the supply challenge noted above, which we believe has now been remedied. On a positive note, unit sales of our premium ceramic disc pads increased 39% over first quarter of 2003. In June, we were selected as Parts Plus private label ceramic disc pad provider. Parts Plus is one of the largest aftermarket program groups in North America, with more than 2,000 Parts Plus autostores and Car Care Centers throughout the United States, Mexico and Canada. We estimate new Parts Plus business will generate between one and two million dollars of incremental ceramic business over the next 24 months.

I'm pleased to report that the management team did a terrific job of controlling costs during the quarter to partially offset the sales decrease.

With fill rate challenges behind us, we are now in a better position to focus on implementing our strategic plan. However, our priorities are to ensure there is a plan to address future supply chain challenges with global suppliers, and to regain our leading position as a premier private label brake parts supplier. In 2001 and 2002 we received three Supplier Of The Year awards. We are determined to bring the company to a level of sustained profitability and to generate a return to shareholders, mirroring the high intrinsic value of the company.

Gross profit for the three months ended June 30, 2003 is $2.6 million, or 14.8% of net sales, compared to $4.0 million or 19.6% in the same period of 2002, a decrease of $1.4 million, or 34.1%. Gross profit for the six months ended June 30, 2003 is $4.4 million or 13.3% of net sales compared to $7.2 million or 19% in the same period of 2002, a decrease of $2.8 million or 39.3%.

Reduced gross margins on lower sales volume and the under absorption of fixed overhead at our friction manufacturing facilities due to reduced production levels were partially offset by cost containment and expense reduction initiatives.

Selling, general and administrative expenses of $2.4 million (13.3% of net sales) for the three months ended June 30, 2003 decreased by $719,000 when compared to $3.1 million (15.1% of net sales) for the same period in 2002. The 23.2% reduction was a result of reduced freight and commission costs on the lower sales levels, cost


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containment and expense reduction initiatives and the absence of a $175,000 charge to income incurred during the quarter ended June 30, 2002 resulting from the cancellation of a strategic supply agreement with Creative Friction LLC.

For the six months ended June 30, 2003, selling, general and administrative expenses of $4.9 million (14.8% of net sales decreased by $926,000 when compared to $5.8 million (15.2% of net sales) for the same period in 2002. The 16.0% reduction was a result of reduced freight and commission costs on the lower sales levels, cost containment and expense reduction initiatives and the absence of a $175,000 charge to income incurred during the prior period resulting from the cancellation of a strategic supply agreement with Creative Friction LLC.

Total other expense for the three months ended June 30, 2003 decreased $143,000 to $246,000 from $389,000 for the same period of 2002. Of this total, interest expense decreased $154,000 from the same period in 2002 due to lower borrowing levels on our revolving line of credit, coupled with lower interest rates.

For the six months ended June 30, 2003 total other expense decreased $277,000 to $477,000 from $754,000 for the same period of 2002. Of this total, interest expense decreased $266,000 from the same period in 2002 due to lower borrowing levels on our revolving line of credit, coupled with lower interest rates.

The Company, headquartered in the Chicago area, specializes in distribution and manufacture of brake rotors and other brake parts, under its trademarks "UBP - Universal Brake Parts," and "Ultimate" in the United States and Canada.

For further information contact: Robert W. Zimmer, CFO (708-293-4050, extension
227).

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties (including those risk factors referenced in the Company's filings with the Securities and Exchange Commission), and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements of the Company expressed or implied by such forward-looking statements.



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                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                          SUMMARY OF FINANCIAL RESULTS
                         ($000'S) EXCEPT PER SHARE DATA

                                                Three Months Ended                     Six Months Ended
                                                      June 30                              June 30
                                          -------------------------------       -------------------------------
                                              2003               2002               2003               2002
                                          ------------       ------------       ------------       ------------
Net Sales:
Brake Parts                               $     13,576       $     18,489       $     25,364       $     34,754
Commodities                                      4,263              1,935              7,492              3,315
                                          ------------       ------------       ------------       ------------
Total                                           17,839             20,424             32,856             38,069

Gross Profit                                     2,635              4,000              4,383              7,216
%                                                 14.8%              19.6%              13.3%              19.0%

Selling, general and
      administrative expense                     2,375              3,094              4,866              5,793
                                          ------------       ------------       ------------       ------------
                                                                                                              3
Income from operations                             260                906               (483)             1,423

Other (Income) Expense:
      Interest Expense                             249                403                488                754
      Loss on discontinued operations               --                 --                 --                 --
      Other                                         (4)               (15)               (11)                --
                                          ------------       ------------       ------------       ------------
      Total                                        245                388                477                929

Pretax income (loss)                                15                518               (960)               494

Income tax provision (benefit)                      --                 --                 --                 --
                                          ------------       ------------       ------------       ------------
Net income (loss)                         $         15       $        518       $       (960)      $        669
                                          ============       ============       ============       ============

EARNINGS PER SHARE:
      Basic                               $       0.00       $       0.06       $      (0.12)      $       0.08

      Diluted                             $       0.00       $       0.05       $      (0.12)      $       0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                  8,224,949          8,185,921          8,224,949          8,170,955

      Diluted                               12,204,291         10,967,102          8,224,949         11,222,249